UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 31, 2014

1847 HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor New York, NY	10022
(Address of principal executive offices)	(Zip code)

(212) 521-4052
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed in a Form 8-K filed on September 12, 2014, on September 9, 2014, Monrovia Cookware, Inc. (“Monrovia Cookware”), a subsidiary of 1847 Holdings LLC (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Calphalon Corporation (“Seller”).  There is no material relationship between the Company, Monrovia Cookware, or any of their affiliates and the Seller other than in respect of the material definitive agreement.

Under the Purchase Agreement, Monrovia Cookware agreed to acquire certain retail stores of the Seller and related assets in consideration for the assumption of certain liabilities relating to such retail stores including, among other liabilities, the obligations under the leases for the stores owned by the Seller and ongoing obligations under certain contracts relating to the business.  As previously disclosed, one of the termination provisions of the Purchase Agreement provided for termination by either party if the Purchase Agreement was not closed by 5:00 p.m. U.S. Eastern Time on September 30, 2014.  Other information regarding the terms and conditions of the Purchase Agreement was provided in the above-referenced Form 8-K.

The Purchase Agreement was not closed by 5:00 p.m. U.S. Eastern Time on September 30, 2014.  On October 31, 2014, the Seller notified Monrovia Cookware that the Seller had therefore elected to terminate the Purchase Agreement.  The Seller’s termination did not trigger any early termination penalty under the Purchase Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: November 5, 2014	By:	/s/ Ellery W. Roberts
Ellery W. Roberts Chief Executive Officer